UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2009
BERNARD CHAUS, INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-9169	13-2807386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

530 Seventh Avenue
New York, New York (Address of Principal Executive Offices)	10018 (Zip Code)
(212) 354-1280
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 10, 2009, the Company amended and restated its financing agreement (the “New Financing Agreement”) with The CIT Group/Commercial Services, Inc. (“CIT”), replacing the financing agreement with CIT, dated as of September 18, 2008 (the “Prior Financing Agreement”). The New Financing Agreement incorporates the factoring arrangements between the Company and CIT which had previously been set forth in a Factoring Agreement between the Company and CIT, dated as of September 18, 2008 (the “Factoring Agreement”) which was terminated in connection with the New Financing Agreement. The New Financing Agreement provides the Company with a $30 million revolving line of credit consisting of advances against factored receivables (and certain other receivables as determined by CIT), including a sub-limit in the amount of $12 million for issuance of letters of credit (the “Factoring Advance Facility”). Under the Prior Financing Agreement, the revolving line of credit was provided to the Company through revolving loans by CIT which were secured by the receivables factored to CIT under the Factoring Agreement.
Advances under the Factoring Advance Facility bear interest at two percent above the JP Morgan Chase Bank Rate.
The Company’s obligations under the New Financing Agreement are secured by a first priority lien on substantially all of the Company’s assets, including the Company’s accounts receivable, inventory, intangibles, equipment, and trademarks, and a pledge of the Company’s interest in its subsidiaries.
The New Financing Agreement provides for a non-recourse factoring arrangement which provides notification factoring on substantially all of the Company’s sales on terms substantially similar to those in effect under the Factoring Agreement. A factoring commission based on various rates is charged on the gross face amount of all accounts with minimum fees as defined in the agreement. The New Financing Agreement provides that CIT will advance funds to the Company against any receivables factored to CIT without a request by the Company for such advance.
The New Financing Agreement contains numerous financial and operational covenants, including limitations on additional indebtedness, liens, dividends, stock repurchases and capital expenditures. In addition, the Company is required to maintain (i) minimum levels of tangible net worth, (ii) minimum EBITDA (earnings before interest, taxes, depreciation and amortization), and (iii) specified leverage ratios. If CIT fails to perform certain of its funding obligations under the New Financing Agreement for a specified time period, the Company may terminate the New Financing Agreement without termination fees. In the event of the early termination of the New Financing Agreement by the Company for other reasons, the Company will be liable for early termination fees of (a) 2.0% of the revolving credit limit if the New Financing Agreement terminates on or before September 18, 2009, (b) 1.0% of the revolving credit limit if the New Financing Agreement terminates after September 18, 2009 but on or before September 18, 2010 and (c) 0.50% of the revolving credit limit if the New Financing Agreement terminates any time thereafter, as well as certain minimum factoring fees. However, the early termination fee will be waived if terminated 120 days from the expiration date. The expiration of the New Financing Agreement is September 18, 2011.

In connection with entering into the New Financing Agreement, CIT waived certain events of default under the Prior Financing Agreement resulting from the Company’s failure to comply with certain financing covenants set forth in the Prior Financing Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The description of the New Financing Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERNARD CHAUS, INC.
By:	/s/ Barton Heminover
Barton Heminover
Chief Financial Officer

Date: September 15, 2009